EXHIBIT 99.1

Encore Wire Corporation	PRESS RELEASE		February 13, 2012
1329 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO
For Immediate Release

ENCORE WIRE ANNOUNCES NEW BOARD MEMBER

MCKINNEY, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) announced today that the Company’s Board of Directors unanimously voted to increase the number of directors serving on the Company’s Board of Directors to seven members and to appoint Mr. Gregory J. Fisher as a new member to fill the vacancy resulting from such increase. In addition, the Board appointed Mr. Fisher to the Company’s Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee and Stock Option Plan Committee.

Commenting on the announcement, Daniel L. Jones, President and Chief Executive Officer of Encore Wire Corporation, said, “We are pleased to announce the appointment of Mr. Gregory “Greg” Fisher to our Board. Greg possesses a very strong business background including building materials industry experience that will serve our stockholders’ interests well. Greg worked at ElkCorp, a Dallas, Texas based manufacturer of premium residential roofing products for over twenty years, where he served as Senior Vice President, Chief Financial Officer and Controller until 2007 at which point the Company was acquired. ElkCorp was similar to Encore Wire in several other respects. ElkCorp was publicly traded, had approximately $900 million in 2006 revenues and was known as a low cost, high quality manufacturer. ElkCorp was conservatively managed and maintained a strong balance sheet with low debt.

After the sale of ElkCorp was completed, Greg was asked to serve as Vice President and Chief Financial Officer of Taylor Companies, a Dallas based oil field transportation firm. Greg restructured the Accounting Department and obtained favorable refinancing for Taylor, enabling the sale of the Company in 2010. Greg retired at that point and lives in the Dallas area. He serves as a Trustee of the Knights of Columbus and is a member of their Investment Committee. He also serves on the Advisory Board of The Catholic Foundation of Dallas. Greg is a Certified Management Accountant (CMA).

We look forward to Mr. Fisher joining our Board. We believe his financial and building materials background will serve our stockholders’ interests well. He has been appointed to the Board pursuant to our bylaws and will be eligible to stand for re-election at our annual meeting in May.”

Encore Wire Corporation is a leading manufacturer of a broad range of copper electrical building wire for interior wiring in commercial and industrial buildings, homes, apartments, and manufactured housing. The Company is focused on maintaining a high level of customer service with low-cost production and the addition of new products that complement its current product line. The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.

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